Amendment to
Management Agreement

THIS AMENDMENT, dated as of September 16, 2020, by and between Copeland Trust, a statutory trust organized under the laws of the State of Delaware ("the Trust"), and Copeland Capital Management, LLC, a limited liability corporation organized under the laws of the State of Delaware ("Copeland Capital").

WHEREAS, Copeland Capital has requested that the Trust approve the reduction in the advisory fee for Copeland Risk Managed Dividend Growth Fund) from 1.00% to 0.75%. The purpose of this Amendment is to acknowledge and reflect this change;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

2.	Effective Date:

This Amendment shall become effective as of the date that the changes to the Copeland Risk Managed Dividend Growth Fund’s investment objective and strategy approved by the Board of Trustees on September 16, 2020 have been implemented.

3.	Miscellaneous.

(a)	Except as amended hereby, the Management Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts , each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

COPELAND TRUST	COPELAND CAPITAL MANAGEMENT, LLC
By:/s. Eric C. Brown	By: /s/ Eric C. Brown
Name: Eric C. Brown	Name: Eric C. Brown
Title: President	Title: Chief Executive Officer

Appendix A

Dated: December 9, 2010, as amended November 20, 2012,

as amended effective November 17, 2015

as amended effective November 30, 2016

and as amended effective November 16, 2020

Fund	Percentage of Average Daily Net Assets

Copeland Risk Managed Dividend Growth Fund	0.75%
Copeland International Risk Managed Dividend Growth Fund	1.10%

Copeland SMID Cap Dividend Growth Fund	0.75%

COPELAND TRUST

By: /s/ Eric C. Brown

Name: Eric C. Brown

Title: President

COPELAND CAPITAL MANAGEMENT, LLC

By: /s/ Eric C. Brown

Name: Eric C. Brown

Title: Chief Executive Officer